Exhibit 99.1

JOSEPH ISRAEL NAMED CEO

WILLIAM MONTELEONE NAMED SVP OF M&A AND REMAINS ON BOARD OF DIRECTORS

HOUSTON, TX, December 16, 2014 — Par Petroleum Corporation (NYSE MKT: PARR) announced today that it has appointed Joseph Israel to be its new President and Chief Executive Officer effective January 5, 2015. Israel is the former Senior Vice President of Hunt Refining Company, and was Chief Operating Officer of Alon USA Energy. The Company also announced that William Monteleone, its former CEO, will become Par’s Senior Vice President of Mergers and Acquisitions, and remain a member of Par’s Board of Directors.

“Joseph brings a track record of focusing on efficient and profitable refinery operations. We are delighted to welcome to Par an individual with such deep experience and proven leadership skills,” said Melvyn Klein, Chairman of Par’s Board of Directors. “We are also extremely grateful to Will Monteleone for his strong leadership in growing Par’s assets nearly tenfold in two years, from approximately $100 million in 2012 to nearly $1 billion in 2014, and we look forward to his continued service to the Company and its Board of Directors.”

Par Petroleum Corporation

Par Petroleum Corporation is based in Houston and manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its 33% ownership of Piceance Energy, LLC, which owns and operates natural gas properties located across approximately 40,000 acres in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Par/Press Releases/2014 12-16 Joseph Israel Named CEO

Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without the Company’s prior consent.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties. Among those risks, trends and uncertainties are the volatility of crude oil and refined product prices; operating disruptions at the refinery resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. The Company cannot assure that the assumptions upon which these forward-looking statements are based will prove to have been correct. We do not intend to update or revise any forward-looking statement as a result of new information, future events or otherwise. Important risk factors that may affect the Company’s business, results of operations and financial position are discussed in our most recently filed Annual Report on Form 10-K, as amended, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.

Investor Relations Contact:

Christine Thorp

Director, Investor Relations

Par Petroleum Corporation

cthorp@ppetrol.com

(832) 916-3396

Par/Press Releases/2014 12-16 Joseph Israel Named CEO